Exhibit 99.1

QR Energy Announces Third Quarter 2013 Results, Full-Year Outlook and Increased Borrowing Base to $950 Million

HOUSTON, TX—(Marketwired – November 6, 2013) – QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today its operating and financial results for the third quarter of 2013 and provided fourth quarter and full-year guidance.

Highlights for the Third Quarter 2013

•	Revenue was $126.0 million and Adjusted EBITDA was $69.0 million for the third quarter of 2013, up 20% and 13% from the second quarter of 2013, respectively

•	Average production of 18,043 Boe per day, comprised of approximately 70% crude oil and natural gas liquids, in-line with stated guidance of 18,000 to 18,400 Boe per day, and up 5% from the second quarter of 2013

•	Distributable Cash Flow was $35.0 million, an approximate 26% increase over the second quarter of 2013, resulting primarily from increased crude oil production and cash operating margins

•	Distribution Coverage Ratio of 1.1x

•	On August 6, 2013, QR Energy closed an acquisition of primarily oil properties located in East Texas (the “2013 East Texas Acquisition”) from a private seller for $107.3 million, subject to customary purchase price adjustments. The transaction is a bolt-on acquisition of mature, legacy properties contiguous with existing QR Energy assets in the East Texas oil field.

Note: Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are non-GAAP measures. Please see the definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Chief Executive Officer Alan L. Smith commented on the third quarter results, “Our team did a great job executing the game plan of maximizing performance from existing assets, managing costs and assimilating the 2013 East Texas Acquisition assets into our portfolio. The result of these efforts is evident in our increased distribution coverage ratio compared to the second quarter of 2013. For the remainder of the year, we will continue to enhance production by targeting low-risk, oil-weighted capital projects, remain focused on managing operating expenses, and actively pursue accretive acquisition opportunities that fit our investment criteria of lower decline assets.”

Results for the Third Quarter 2013

•	Realized prices excluding commodity derivatives were $106.44 per barrel of oil, $3.48 per Mcf of natural gas and $38.02 per barrel of NGLs; Realized prices including commodity derivatives were $99.18 per barrel of oil and $5.87 per Mcf of natural gas

•	Achieved stated production guidance despite a pipeline force majeure event in our Ark-La-Tex area which negatively impacted production from mid-August through mid-October by approximately 2.4 Mmcfe per day (400 Boe per day). The pipeline system is back in operation and is expected to have a minimal impact on fourth quarter cash flows.

•	Oil and natural gas production was 83% hedged with average price floors of $98.55 per barrel of oil and $6.03 per mmbtu of natural gas; NGLs are not currently hedged

•	Lease operating expenses were $21.59 per Boe, approximately $0.40 per Boe lower than the second quarter of 2013 as a result of operating efficiencies in the field and increased production

•	Cash general and administrative expenses were $9.3 million

•	Total capital expenditures were $24.8 million

Borrowing Base Increase

On October 15, 2013, QR Energy’s borrowing base was increased by its lenders from $900 million to $950 million. This increase was a result of the recent 2013 East Texas Acquisition in August 2013 and positive performance revisions in the first half of the year.

As of November 1, 2013, QR Energy had $600 million outstanding under its revolving credit facility, not including $23.5 million of letters of credit outstanding, resulting in $326.5 million of borrowing availability. The next scheduled borrowing base redetermination under the Credit Agreement is May 1, 2014.

Cash Distribution

On November 14, 2013, QR Energy will pay a cash distribution attributable to the third quarter of 2013 of $0.4875 per unit for all outstanding common units. This represents an annualized distribution of $1.95 per common unit.

Guidance

The guidance set forth below is subject to all cautionary statements and limitations described below and under the “Forward-Looking Statements” section of this press release. In addition, estimates for QR Energy’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather and numerous other factors. Estimates are based on certain other assumptions, such as well performance, which may vary significantly from QR Energy’s assumptions. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of properties and the amount of maintenance required. Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices and QR Energy cannot fully predict such future commodity prices or operating costs. Capital expenditures are based on current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance set forth below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the guidance simply sets forth QR Energy’s best estimate today for these matters. Estimates are based upon current expectations about the future and based upon both stated and unstated assumptions. Actual conditions and assumptions may change over the course of the year.

Based upon current estimates, QR Energy expects the following operating results for the fourth quarter and full year of 2013:

	4Q 2013	Full Year 2013
Average net daily production (Boed)	18,500 – 18,900	17,900 – 18,000
LOE and workover expenses (per Boe)	$20.50 – $22.50	$21.00 – $22.00
Estimated maintenance capital expenditures ($ millions)	$17.5	$68.8
Estimated total capital expenditures ($ millions)	$21	$97
Cash general and Administrative expenses ($ millions)	$9 – $10	$35 – $36

Quarterly Report on Form 10-Q

QR Energy’s financial statements and related footnotes will be available in the 10-Q for the quarter ended September 30, 2013, which QR Energy will file with the Securities and Exchange Commission (“SEC”) today. The 10-Q will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Webcast and Conference Call

QR Energy will host a webcast and conference call today at 9:00 a.m. central time to discuss these results.

Interested parties may join the webcast by visiting QR Energy’s Investor Relations website at http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 861-4516 or (706) 679-6295 five minutes before the call begins and providing the conference ID 88061054.

The webcast will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com for 14 days following the call and a telephonic replay will be available for 7 days following the call by dialing (855) 859-2056 or (404) 537-3406 and providing the conference ID 88061054.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the SEC, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Commodity Derivatives

As of November 5, 2013, the notional volumes and prices of QR Energy’s commodity derivative contracts were as follows:

	Crude Oil
			Average		Floor	Ceiling	WTS/WTI	Avg. Discount
		Swaps	Price	Collars	Price	Price	Basis Swaps	to NYMEX-WTI
Term	Index	Bbls/d	($/Bbl)	Bbls/d	($/Bbl)	($/Bbl)	Bbl/d	($/Bbl)
Oct—Dec 2013	WTI	8,282	$98.34	—	—	—	2,400	($1.90)
Oct—Dec 2013	LLS	1,400	$99.51	—	—	—	—	—
2014	WTI	7,815	$95.65	425	$90.00	$106.50	2,400	($2.10)
2014	LLS	1,900	$98.77	—	—	—	—	—
2015	WTI	7,356	$93.74	1,025	$90.00	$110.00	—	—
2016	WTI	6,293	$90.03	1,500	$80.00	$102.00	—	—
2017	WTI	5,547	$86.23	—	—	—	—	—

Note: “WTI” is West Texas Intermediate crude oil; “LLS” is Louisiana Light Sweet crude oil; “WTS” is West Texas Sour crude oil.

	Natural Gas
			Average		Floor	Ceiling		Average	Basis	Avg. Discount
		Swaps	Price	Collars	Price	Price	Puts	Price	Swaps	to NYMEX—HHub
Term	Index	MMBtu/d	($/MMBtu)	MMBtu/d	($/MMBtu)	($/MMBtu)	MMBtu/d	($/MMBtu)	MMBtu/d	($/MMBtu)
2013	Henry Hub	30,337	$6.05	2,446	$6.50	$8.65	—	—	18,446	($0.17)
2014	Henry Hub	26,622	$6.18	4,966	$5.74	$7.51	—	—	17,066	($0.19)
2015	Henry Hub	7,191	$5.34	18,000	$5.00	$7.48	420	$4.00	14,400	($0.19)
2016	Henry Hub	11,350	$4.27	630	$4.00	$5.55	11,350	$4.00	—	—
2017	Henry Hub	10,445	$4.47	595	$4.00	$6.15	10,445	$4.00	—	—

Selected Operating Data

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2013	June 30, 2013	September 30, 2013	September 30, 2012
Production data:
Oil (MBbls)	992	872	2,777	2,251
Natural gas (MMcf)	2,977	2,823	8,776	10,331
NGLs (MBbls)	172	228	592	555

Total production (MBoe)	1,660	1,571	4,832	4,528
Production by area (Boed):
Permian Basin	6,063	5,959	6,071	6,561
Ark-La-Tex	6,503	6,660	6,554	5,088
Mid-Continent	1,352	1,522	1,421	1,504
Gulf Coast	4,045	3,037	3,572	3,315
Michigan	80	86	82	58

Average daily production (Boed)	18,043	17,264	17,700	16,526
Prices:
Average NYMEX:
Crude oil (per Bbl)	$105.82	$94.14	$98.17	$96.16
Natural gas (per Mcf)	$3.55	$4.02	$3.69	$2.58
Average realized including commodity derivatives:
Crude Oil (per Bbl)	$99.18	$99.35	$98.73	$99.78
Natural gas (per Mcf)	$5.87	$6.40	$5.99	$5.54
NGLs (per Bbl)	$38.02	$32.37	$35.74	$46.12
Average realized excluding commodity derivatives:
Crude oil (per Bbl)	$106.44	$97.09	$100.23	$97.09
Natural gas (per Mcf)	$3.48	$4.46	$3.62	$2.67
NGLs (per Bbl)	$38.02	$32.37	$35.74	$46.12

Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Consolidated Statements of Operations

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2013	June 30, 2013	September 30, 2013	September 30, 2012
	(In thousands)
Revenues:
Oil sales	$105,586	$84,666	$278,327	$218,539
Natural gas sales	10,353	12,592	31,798	27,604
NGLs sales	6,539	7,380	21,159	25,596
Disposal, processing and other	3,529	792	5,039	2,849

Total Revenue	126,007	105,430	336,323	274,588

Operating Expenses:
Lease operating expenses	35,835	34,541	104,953	82,506
Production and other taxes	7,785	7,083	22,573	19,018
Processing and transportation	811	865	2,142	2,535

Total production expenses	44,431	42,489	129,668	104,059
Disposal and related expenses	2,825	—	2,825	—
Depreciation, depletion and amortization	28,018	26,663	85,496	75,941
Accretion of asset retirement obligations	1,921	1,758	5,411	4,109
General and administrative and other	11,204	10,098	31,398	30,906
Acquisition and transaction costs	435	59	1,055	1,286

Total operating expenses	88,834	81,067	255,853	216,301

Operating income	37,173	24,363	80,470	58,287
Other income (expense):
Gain (loss) on commodity derivative contracts, net	(45,377)	49,523	(11,860)	52,001
Interest expense, net	(14,624)	(10,270)	(35,947)	(31,946)
Other income, net	1,373	—	1,373	—

Total other income (loss), net	(58,628)	39,253	(46,434)	20,055

Income (loss) before income taxes	(21,455)	63,616	34,036	78,342
Income tax expense	(42)	(2)	(93)	(528)
Net income (loss)	$(21,497)	$63,614	$33,943	$77,814

Less: Net income attributable to noncontrolling interest	$222	$—	$222	$—
Net income (loss) attributable to QR Energy, LP	$(21,719)	$63,614	$33,721	$77,814

Net income (loss) per common unit	$(0.57)	$0.89	$0.01	$0.49
Adjusted EBITDA	$68,991	$61,073	$193,368	$201,013
Distributable Cash Flow	$34,952	$27,813	$94,492	$113,225

Note: Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC. Adjusted EBITDA and Distributable Cash Flow are non-GAAP measures. Please see the definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Consolidated Balance Sheet

September 30, 2013
(In thousands)
ASSETS
Current assets:
Total current assets	$119,881
Noncurrent assets:
Total property and equipment, net	1,575,808
Derivative instruments	63,070
Other assets	39,778

Total noncurrent assets	1,678,656

Total assets	$1,798,537

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Total current liabilities	$81,620
Noncurrent liabilities:
Long-term debt	896,464
Derivative instruments	9,247
Asset retirement obligations	140,853
Other liabilities	18,934

Total noncurrent liabilities	1,065,498
Partners’ capital:
Total QR Energy, LP partners’ capital	645,162
Noncontrolling interest	6,257

Total liabilities and partners’ capital	$1,798,537

Note: Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Non-GAAP Reconciliation

QR Energy defines Adjusted EBITDA as net income from which it adds or subtract net interest expense (including gains and losses on interest rate derivative contracts), depreciation, depletion and amortization, accretion of asset retirement obligations, gains or losses due to effects of change in prices on natural gas imbalances, net gains or losses on commodity derivative contracts, net cash received or paid on the settlement of commodity derivative contracts, income tax expense or benefit, other income or expense, interest expense, impairments, non-

cash general and administrative expense and acquisition and transaction costs, non-cash pension and postretirement expense or credit, and beginning with the third quarter 2013, noncontrolling interest amounts attributable to each of these items, which revert the calculation to the Adjusted EBITDA attributable QR Energy. Prior period results have been revised to conform to the current presentation.

QR Energy defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense (including cash received or paid on interest rate derivative contracts), distributions on its preferred units, payments to its general partner in respect of its management incentive fee and estimated maintenance capital expenditures, which is calculated based on our estimate of the capital required to maintain QR Energy’s current production for five years, on average. This estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business.

QR Energy defines the Distribution Coverage Ratio for a given quarter as the ratio of Distributable Cash Flow per outstanding unit (including general partner units and Class B units and excluding preferred units) to the actual cash distribution payable per outstanding unit (including general partner units and Class B units and excluding preferred units). Holders of the preferred units may elect to convert the preferred units into common units at any time after October 3, 2013, or sooner upon QR Energy’s achievement of certain trading price criteria. Please see QR Energy’s 10-K for a more fulsome description of the terms of the preferred units.

Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are used by management of QR Energy to provide additional information related to the performance of QR Energy’s business. Adjusted EBITDA provides information about the cash flow generated by our assets, without regard to financing methods or historical cost basis and the ability of our assets to generate sufficient cash to pay interest costs and support our indebtedness. Distributable Cash Flow and the Distribution Coverage Ratio provide information comparing cash flows generated by us to cash distributions we expect to pay to our unitholders and indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. In addition, Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are quantitative standards used by external users of our financial statements such as investors, research analysts and others to assess QR Energy’s performance and liquidity without regard to capital structure. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are not presentations made in accordance with GAAP. Because Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio exclude some, but not all, items that affect net income and are defined differently by different companies in our industry, our definitions may not be comparable to similarly titled measures of other companies. Adjusted EBITDA,

Distributable Cash Flow and the Distribution Coverage Ratio have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2013	June 30, 2013	September 30, 2013	September 30, 2012
	(In thousands, except ratios)
Reconciliation of net income to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio:
Net income	$(21,497)	$63,614	$33,943	$77,814
Plus:
Loss (gain) on commodity derivative contracts, net	45,377	(49,523)	11,860	(52,001)
Cash received (paid) to settle commodity derivative contracts, net	(85)	7,435	16,660	35,668
Loss (gain) on effect of change in prices on gas imbalances	(137)	(1,365)	(576)	73
Depletion, depreciation and amortization	28,018	26,663	85,496	75,941
Accretion of asset retirement obligations	1,921	1,758	5,411	4,109
Interest expense	14,624	10,270	35,947	31,946
Other income	(1,373)	—	(1,373)	—
Income tax expense	42	2	93	528
Non-cash general and administrative expense and acquisition and transaction costs	2,369	2,219	6,175	26,935
Noncontrolling interest	(268)	—	(268)	—

Adjusted EBITDA	$68,991	$61,073	$193,368	$201,013
Less:
Cash interest expense	(11,764)	(11,494)	(34,335)	(24,417)
Estimated maintenance capital expenditures (1)	(17,334)	(17,000)	(51,334)	(46,750)
Distributions to preferred unitholders	(3,500)	(3,500)	(10,500)	(10,500)
Management incentive fee	(1,441)	(1,266)	(2,707)	(6,121)

Distributable Cash Flow (2)	$34,952	$27,813	$94,492	$113,225
Distributions to unitholders (other than holders of preferred units) (3)	$31,970	$31,975	95,935	65,542
Distribution Coverage Ratio	1.1x	0.9x	1.0x	1.7x

(1)	Maintenance capital expenditures are those needed on average to maintain production over a five-year period.
(2)	Prior to any retained cash reserves established by QR Energy’s general partner’s board of directors.
(3)	Nine month 2012 distributions exclude $4.2 million related to our first quarter distribution on units issued in April 2012 because units were issued to fund an acquisition for which QRE had no revenue in 1Q12. The inclusion of the first quarter distribution on the units issued in April would have resulted in a Distribution Coverage Ratio of 1.1x for the nine months ended September 30, 2012.

Note: Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Investor Contacts:

Josh Wannarka

Director of Investor Relations

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200